Exhibit 99.1

June 2, 2010

SMSC Action

SMSC Stock Appreciation Right (SAR) Exchange Program

FROM CHRISTINE KING

Today, I am pleased to inform you of our plan for a Stock Appreciation Right Exchange Program (the “SAR Exchange”) for SMSC employees.

On April 28, 2010, the Board of Directors authorized a voluntary SAR Exchange that, if approved by our stockholders, would permit eligible employees and directors to exchange certain stock appreciation rights (“SARs”) for a lesser number of restricted stock units. Today, we filed a Preliminary Proxy Statement with the SEC that asks our stockholders to approve the program at our Annual Stockholders Meeting on July 28, 2010. If the program is approved by our stockholders, we will have 12 months from the date of the Annual Stockholders Meeting to implement the program. You will receive additional information about the Exchange Program after the Annual Stockholders Meeting, if the program is approved. Our current plan is to offer the Exchange Program in October for eligible employees and directors. I encourage you to read the attached program overview and review the proposal included in the Preliminary Proxy Statement.

The primary reason for the SAR Exchange is to reduce the number of outstanding SARs and thereby reduce unpredictable and potentially large accounting charges, both positive and negative, to the Company’s earnings under United States Generally Accepted Accounting Principles (“GAAP”).  We also expect the SAR Exchange will have the additional benefit of further motivating and engaging our eligible employees to continue to build stockholder value.

While we want you to have as many details on the SAR Exchange as soon as possible, we need to wait until we receive stockholder approval before we provide specifics on the SAR Exchange. For the moment, what we can provide you is the information that is in the Preliminary Proxy Statement. If the SAR Exchange is approved, there will be further communication to help you make an informed decision when the SAR Exchange launches. We will continue to keep you informed as we move through the process.

Legal Notices
The SAR Exchange has not yet commenced and will not commence unless the requisite stockholder approval is obtained at SMSC’s 2010 Annual Meeting of Stockholders to be held on July 28, 2010. Even if stockholder approval is obtained, SMSC may still decide later not to implement the SAR Exchange. In connection with the proposals to be voted on by SMSC’s stockholders to approve the SAR Exchange, SMSC has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and intends to file other relevant materials with the SEC, including a definitive proxy statement.

Upon commencement of the SAR Exchange, SMSC will provide employees and directors who are eligible to participate with written materials explaining the precise terms and timing of the SAR Exchange. SMSC will also file these written materials with the SEC as part of a tender offer statement on Schedule TO. EMPLOYEES AND DIRECTORS WHO ARE ELIGIBLE TO PARTICIPATE IN THE SAR EXCHANGE ARE URGED TO READ THESE WRITTEN MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SAR EXCHANGE. SMSC’s stockholders and SAR holders will be able to obtain the written materials described above and other documents filed by SMSC with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, SMSC’s stockholders and SAR holders may obtain free copies of documents filed by SMSC with the SEC at http://www.smsc.com/index.php?tid=105 and by choosing “Proxy Filings” in the drop down menu, or by directing a request to Standard Microsystems Corp., 80 Arkay Drive, Hauppauge, New York 11788, attention: Investor Relations, telephone: (631) 435-6626.